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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF KNOLOGY, INC.

KNOLOGY Holdings, Inc.,
Interstate Telephone Company
Valley Telephone Company,
Globe Telecommunications, Inc.,
ITC Globe, Inc.
KNOLOGY of Knoxville, Inc.,
KNOLOGY of Nashville, Inc.,
KNOLOGY of Louisville, Inc.,
KNOLOGY of Lexington, Inc.,
KNOLOGY of Kentucky, Inc.,
KNOLOGY of Tennessee, Inc.,